EXHIBIT 99.1

News Release

IBIS TECHNOLOGY CORPORATION PAYS LIQUIDATING DIVIDEND TO SHAREHOLDERS

FOXBOROUGH, Mass., March 3, 2009—Ibis Technology Corporation (“Ibis” or the “Company”) (IBIS.PK) today announced that the Company paid a liquidating dividend of $0.07 per share on each outstanding share of the Company’s common stock on February 27, 2009, payable to stockholders of record as of February 23, 2009.  Ibis made the payment to Continental Stock Transfer & Trust Company, who serves as the transfer agent and paying agent for the Company.  Ibis stockholders are reminded that it may take up to four weeks for their portion of the distribution to be credited to their brokerage accounts or to receive a check directly from the paying agent.

Effective as of February 23, 2009, Ibis closed its stock transfer books and discontinued recording transfers of shares of its common stock, except for transfers by will, intestate succession or operation of law.

The liquidating dividend that has been paid represents a partial distribution of funds remaining at the Company, which filed Articles of Voluntary Dissolution on February 13, 2009.  Pursuant to Massachusetts law, the Company has established a reserve to pay wind down costs and other anticipated and unanticpated expenses.  Although no assurances can be given, the Company hopes to make at least one additional liquidating distribution out of any remaining funds to the holders of record of its common stock as of February 23, 2009.  Though the timing and amount of any future liquidating distribution or distributions are not yet known, the Company does not presently anticipate making a final liquidating distribution prior to February 2012.  Company stockholders are reminded that in order to receive this final distribution, that they must notify CONTINENTAL STOCK TRANSFER & TRUST COMPANY, 17 Battery Place, New York, NY 10004 of any future changes their mailing addresses.

Statement under the Private Securities Litigation Reform Act

This press release may contain forward-looking statements within the meaning of the federal securities laws, including statements regarding the timing and amount of potential future liquidating distribution payments and amounts available for distribution to holders of common stock.  These statements reflect the Company’s current expectations with respect to future events and are based on its management’s current assumptions and information currently available.  Actual results may differ materially.  There can be no assurance that the Company’s expectations will be achieved.  Please refer to the risk factors detailed in the Company’s periodic reports and registration statements as filed with the Securities and Exchange Commission, as well as in the Company’s definitive proxy statement filed on November 25, 2008.  These forward-looking statements are neither promises nor guarantees.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Ibis undertakes no responsibility to revise or update any such forward-looking information.

Company Contact:

Craig R. Jalbert
President
Ibis Technology Corporation
Phone: (508) 543-1720

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